GRUBB & ELLIS APARTMENT REIT, INC.
(To be renamed Apartment Trust of America, Inc.)
4901 Dickens Road
Suite 101
Richmond, Virginia 23230
(804) 237-1335
(804) 237-1345 (Facsimile)

December 9, 2010

Dear Stockholder,

As you may be aware by now, MPF DeWaay Fund 8, LLC, MPF Income Fund 26, LLC, MPF Flagship Fund 14, LLC, MPF DeWaay Fund 6, LLC, MPF Income Fund 24, LLC, MPF DeWaay Fund 5, LLC and MacKenzie Patterson Fuller, LP (collectively, “MPF”) initiated an unsolicited mini-tender offer (the “Mini-Tender Offer”) to buy up to 500,000, or approximately 2.6%, of the outstanding shares of common stock (the “Shares”) of Grubb & Ellis Apartment REIT, Inc., a Maryland corporation (the “Company”) for a price of $3.00 per share less any distributions paid by the Company after September 30, 2010. Our Board of Directors first became aware of the offer by MPF on December 3, 2010. You should be aware that the Company is not in any way affiliated with MPF, and we believe this offer is not in the best interests of our stockholders. As a stockholder of the Company, MPF is entitled to a list of stockholders and has used that list to contact you directly.

Our Board of Directors has carefully evaluated the terms of MPF’s offer and unanimously recommends that you reject MPF’s offer and not tender your Shares. The Board of Directors acknowledges that each stockholder must evaluate whether to tender his, her or its Shares to MPF pursuant to the Mini-Tender Offer and that an individual stockholder may determine to tender based on, among other things, its individual liquidity needs.

Mini-tender offers are third-party offers to purchase less than 5% of an entity’s outstanding securities, thereby avoiding many of the filing, disclosure and procedural requirements established by the U.S. Securities and Exchange Commission (the “SEC”) to protect investors from certain abuses that may occur in a tender offer. The SEC has warned that mini-tender offers “have been increasingly used to catch investors off guard.”1 In this instance, MPF’s Mini-Tender Offer is significantly below the $10.00 per share price at which these Shares were initially offered and that most stockholders initially paid to acquire their Shares. As MPF states in its letter, MPF is making this offer “in view of making a profit, so the price offered is below the estimate of value as established by [MPF].” Furthermore, we note that the MPF’s Mini-Tender Offer is open for only one month and that decisions by stockholders to tender their shares may not be withdrawn, which may cause stockholders to make hasty decisions without taking adequate time to consider all of the facts relating to the Mini-Tender Offer. Stockholders are urged to consult with their own financial advisor or broker, and to exercise caution with respect to mini-tender offers. Additional information regarding the SEC’s regulatory concerns about mini-tender offers is available at the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

The Board of Directors’ recommendation was reached after consulting with our officers and other outside advisors. Some of the reasons why we strongly believe the Mini-Tender Offer is not in the best interests of our stockholders are as follows:

•	Our Board of Directors believes that the offer price is less than the current and potential long-term value of the Shares;

•	Given the timing of the Mini-Tender Offer and the offer price, we believe that the Mini-Tender Offer represents an opportunistic attempt to purchase at a low price and make a profit and, as a result, deprive the stockholders who tender Shares in the Mini-Tender Offer of the potential opportunity to realize the full long-term value of their investment in the Company;

•	Although the Board of Directors has not undertaken a formal evaluation of the Company’s assets, it has engaged in extensive discussions with the Company’s management and advisors, and believes that the Company’s net asset value per share is in excess of the offer price; and

•	The Company remains committed to providing liquidity to its stockholders at the time and in the manner that are in the best interests of the Company and its stockholders.

In summary, we believe that you should view MPF as an opportunistic purchaser that is attempting to acquire your Shares in order to make a profit and, as a result, deprive you of the potential long-term value of your Shares. Please be aware that you are not required to tender your Shares to MPF and that we again urge you not to tender your Shares.

Should you have any questions about this tender offer or other matters, please contact Investor Services at (877) 888-7348.

We appreciate your trust in the Company and its Board of Directors. We encourage you to follow the Board of Directors’ recommendation and not tender your Shares to MPF.

Sincerely,

/s/  Stanley J. Olander, Jr.
Stanley J. Olander, Jr.
Chief Executive Officer, Chief Financial Officer and
Chairman of the Board of Directors

Disclosures

This correspondence contains forward-looking statements about the Company. Such forward-looking statements generally can be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words. Readers of this correspondence should be aware that there are various factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include changes in general economic conditions, changes in real estate conditions and lack of availability of financing or capital proceeds. Such factors also include those described in the “Risk Factors” sections of the latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q of the Company, as filed with the SEC. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. The Company does not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events.

1 U.S. Securities and Exchange Commission, “Mini-Tender Offers: Tips for Investors,” http://www.sec.gov/investor/pubs/minitend.htm (modified 01/31/2008).